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Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors
IGN Entertainment, Inc.:

        We consent to the use of our report included herein relating to the consolidated financial statements and related financial statement schedule of IGN Entertainment, Inc. and to the references to our firm under the headings "Experts," "Selected Consolidated Financial Data," and "Change of Accountants" in the registration statement.

        Our report dated June 7, 2005 except for Note 15, as to which the date is August 25, 2005, contains two explanatory paragraphs. The first paragraph states that the consolidated statements of operations, redeemable preferred stock and stockholders' equity and cash flows of the Company for the year ended December 31, 2002 and the eight months ended August 31, 2003 are presented on a different reporting basis than the consolidated statements of operations, redeemable preferred stock and stockholders' equity and cash flows for the four months ended December 31, 2003 and for the year ended December 31, 2004, and are therefore not comparable. The second paragraph states that effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets.

        We also agree to the use of our report included herein relating to the financial statements of GameSpy Industries, Inc.

/s/  KPMG LLP

Mountain View, California
August 25, 2005

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  Exhibit 23.02
Consent of Independent Registered Public Accounting Firm